Humankind US Stock ETF

Change in Independent Registered Public Accountant (Unaudited)

June 30, 2023

On February 16, 2023, BBD, LLP (“BBD”) ceased to serve as the independent registered public accounting firm of Humankind US Stock ETF. The Audit Committee of the Board of Directors approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.

The report of BBD on the financial statements of the Fund as of and for the fiscal years ended December 31, 2021, and December 31, 2022, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years ended December 31, 2021 and December 31, 2022, and during the subsequent interim period through February 16, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Fund for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit to Form N-CSR.

On February 16, 2023, the Audit Committee of the Board of Directors also recommended and approved the appointment of Cohen as the Fund’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

During the fiscal years ended December 31, 2021 and December 31, 2022, and during the subsequent interim period through February 16, 2023, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a "disagreement," as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K.

September 8, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Humankind Benefit Corporation

File no. 811-23602

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of Humankind US Stock ETF, a series of shares in Humankind Benefit Corporation, dated September 8, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP